JASPER, INDIANA, OCTOBER 30, 1997GERMAN AMERICAN BANCORP ANNOUNCES LATEST
ACQUISITION, DECLARES QUARTERLY CASH    DIVIDEND AND 5% STOCK DIVIDEND, AND
REPORTS RECORD THIRD QUARTER EARNINGS


German American Bancorp (NASDAQ: GABC) today announced the signing of a letter of intent providing for the merger of FSB Financial Corporation and its $16 million subsidiary, FSB Bank of Francisco and Princeton, Indiana, with German American Bancorp. George W. Astrike, Chairman and CEO of German American, stated `The acquisition of FSB further solidifies our previously announced commitment to enhance our market presence in the Gibson County area. Our present intent is to consolidate the operations of FSB and our existing Pike County affiliate, Community Trust Bank, under the name and banking charter of Citizens State Bank of Petersburg, Indiana, with whom we announced an agreement to merge on October 21, 1997.''

Astrike continued, `The combination of these three community oriented banking institutions under a unified charter affords the opportunity to enhance the depth and quality of banking products and services available to the banks' customers. The emphasis of the combined bank will be to continue to serve the consumer, small business, and agricultural customers in the Pike and Gibson county area while capitalizing on the economic growth occurring in the Princeton, Indiana market resulting from construction of the new Toyota truck manufacturing plant.''

In connection with the FSB merger, German American will issue its stock in a tax-free exchange for the stock of FSB Financial Corporation. Based on the

                                  EXHIBIT 99.2







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current stock price, the transaction is anticipated to have an aggregate market value in excess of $2 million. The transaction, which is subject to shareholder and regulatory approvals, is contemplated to become effective in early 1998.

It was also announced that the Board of Directors of German American Bancorp has declared a $.22 per share quarterly cash dividend ($.11 adjusted for the two-for-one stock split which will be effective on November 1, 1997) payable on or by November 20, 1997 to shareholders of record as of November 10, 1997. The Company further announced the declaration of its 5 percent annual stock dividend to shareholders of record as of November 28, 1997 payable on or before December 20, 1997.

Astrike stated, `Our annual stock dividend plan, when combined with our intention to maintain the current quarterly cash dividend payout following this year's stock dividend, is intended to result in an effective 5 percent increase in future cash dividends received by our shareholders. We are extremely pleased to be able to pass along to our shareholders the benefits of the Company's strong operating earnings in the form of increased cash dividends.''

Earnings for the third quarter of 1997 were $1,563,000 or $.61 per share, increasing 38% or $.16 per share over the earnings of $1,129,000 or $.45 per share for the third quarter of 1996. Year-to-date earnings for 1997 were also a record $4,687,000 or $1.84 per share, up $948,000 or $.36 per share compared to the $3,739,000 or $1.48 per share earned during the first nine months of 1996.







                                                        Page 2 of 2

In the third quarter, net interest income improved by approximately 10% while noninterest income increased by 30% due to increased service charge and fee income. Additionally, the level of noninterest expenses declined by approximately 2% resulting largely from the effect of the $157,000 special assessment by the FDIC in the third quarter of 1996 for Savings Association Insurance Fund (SAIF) deposits.

Earnings per share data have not been adjusted to reflect the two-for-one stock split payable on November 1, 1997 and the 5 percent annual stock dividend payable in December.

Following completion of the pending transactions with FSB Financial Corporation and CSB Bancorp, German American Bancorp will have projected assets of $600 million and will operate 4 subsidiary banks with 24 banking offices in Daviess, Dubois, Gibson, Martin, Perry, Pike and Spencer counties in southwestern Indiana. Its stock, which had a closing price of $53.125 on October 29, 1997 and a stated book value of $20.54 as of September 30, 1997, is traded on